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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

    SHIMON TOPOR AND MICHAEL STEINHARDT, as a group
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   (Last)               (First)                 (Middle)

   650 Madison Avenue, 17th Floor
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                                    (Street)

  New York               New York               10022
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   2/28/99

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   LaSalle Hotel Properties (LHO)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [  ]   Director                             [X ]   10% Owner*
   [  ]   Officer (give title below)           [  ]   Other (specify below)

    * Mr. Topor is also a trustee of Lasalle Hotel Properties. Mr. Topor filed a Form 3 in connectin therewith in 1998.
      --------------------------------------------------------------------

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6. If Amendment, Date of Original (Month/Year)

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7.  Individual or Joint/Group Filing
      (Check Applicable Line)
     [  ] Form filed by One Reporting Person
     [X ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

 NOT APPLICABLE (N/A)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If form is filed by more than one reporting person, see Instruction 5(b)(v).

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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
                                                                                                                   THROUGH   VARIOUS
HOLDINGS OF MR. TOPOR*    4/29/99    N/A              COMMON SHARES          22,661            ***          I      INTERMEDIARY
  UNITS**                                                                                                          PARTNERSHIPS AND
                                                                                                                   CORPORATIONS
COMMON SHARE              4/29/99    4/29/08          COMMON SHARES         163,619            $18.00       I      THROUGH A LIMITED
PURCHASE RIGHT                                                                                                     PARTNERSHIP
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HOLDINGS OF MR.
STEINHARDT*
                                                                                                                   THROUGH VARIOUS
UNITS**                   4/29/99    N/A              COMMON SHARES          210,085           ***          I      INTERMEDIARY
                                                                                                                   PARTNERSHIPS AND
COMMON SHARE                                                                                                       CORPORATIONS
PURCHASE RIGHT            4/29/99    4/29/08          COMMON SHARES          163,618           $18.00       I      THROUGH A LIMITED
                                                                                                                   PARTNERSHIP

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
Explanation of Responses:

* MESSRS. TOPOR AND STEINHARDT SHARE THE RIGHT TO DIRECT THE VOTING AND INVESTMENT, BY VIRTUE OF THEIR DIRECT AND INDIRECT CONTROL OF CERTAIN ENTITIES, OF COMMON SHARE PURCHASE RIGHTS AND UNITS IN WHICH THEY HAVE NO PECUNIARY INTEREST.
** PARTNERSHIP  UNITS  IN LASALLE HOTEL OPERATING  PARTNERSHIP, L.P., WHICH  ARE
   CONVERTIBLE INTO COMMON SHARES OF LASALLE HOTEL PROPERTIES.
***EACH UNIT IS CONVERTIBLE INTO ONE COMMON SHARE.



/s/Shimon Topor                                                 4/27/99
---------------------------------------------                   -------
      **Signature of Reporting Person                           Date

SHIMON TOPOR

/s/ Michael Steinhardt                                          4/27/99
---------------------------------------------                   -------
       **Signature of Reporting Person                           Date

         MICHAEL STEINHARDT

**Intentional  misstatements  or  omissions of facts constitute Federal Criminal
  Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not are required to respond unless the form displays a currently valid OMB Number.